CONCINNITY ADVISORS, LP

CODE OF ETHICS

As an investment adviser, Concinnity Advisors, LP (the “Firm”) stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of our clients before the interests of the Firm and our employees. In order to assist the Firm and our employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all employees are expected to uphold:

•	We must at all times place the interests of our clients first.

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of our clients and their investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

A. Persons and Accounts Covered by the Code

1. Employees

The Code applies to all of the Firm’s employees, which for purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers and members; our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

2. Access Persons

Certain provisions of the Code are only required by the SEC to apply to an investment adviser’s “access persons”. For the purposes of the Code, all of the Firm’s employees are access persons.

3. Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account”.

a. Personal Accounts

The term “personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership,” and includes any personal account of an employee’s immediate family member (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee).

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

b. Covered Securities

The term “covered securities” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

•	ETFs.

The term “covered securities,” however, does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the Compliance Officer.

B. Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

C. Securities Holdings Reports by Access Persons

1. Initial and Annual Holdings Reports

a. Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the Compliance Officer that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

(1) the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

(2) the name of any broker, dealer or bank with which the access person maintains any personal account; and

(3) the date on which the access person submits the report.

b. Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit A, within the following time frames:

(1) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(2) at least once each year thereafter within 30 days of the end of the Firm’s fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2. Quarterly Transaction Reports

a. Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Compliance Officer for each covered securities transaction in any personal account.1 The report must contain, at a minimum, the following information for each transaction:

(1) the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

(2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) the price of the covered security at which the transaction was effected;

(4) the name of the broker, dealer or bank with or through which the transaction was effected; and

(5) the date on which the access person submits the report.

b. Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit B, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3. Exceptions to the Reporting Requirements

No access person is required to submit:

a.	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control (e.g., a blind trust).

b.	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c.	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

[1]	An access person is not required to submit a “negative report” stating that no personal securities transactions occurred during the quarter. However, some investment advisers choose to implement this procedure as an internal control.

D. Pre-Approval of Personal Trading and Prohibited Trades

Prior to effecting any securities transaction for a personal account, all employees must obtain in writing, prior written approval from the Firm’s Compliance Officer. The Compliance Officer will not approve any transaction in a security that is currently in the Firm’s portfolio of securities that may be traded on behalf of clients.

Additionally, the Compliance Officer must document all approvals (and the reasons supporting such approval) for any acquisition of a security either:

•	Issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act); or

•	Issued in a limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Scction 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

E. Prohibited Transactions in Mutual Funds

All employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus. In addition, all employees are prohibited from trading in the shares of mutual funds for their personal accounts, and for the clients managed by the Firm, in a manner inconsistent with a mutual fund’s prospectus.

F. Service on Boards of Directors and Other Outside Activities

An employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee’s duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the clients and (ii) has been approved in writing by the Compliance Officer. In addition, any employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

An employee must obtain approval in writing from the Compliance Officer prior to (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the employee’s duties at the Firm.

G. Gifts and Entertainment

In order to address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

•	Gifts. No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $200, from any person or entity that does business with or on behalf of the Firm. No employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer. Notwithstanding the foregoing, no employee may provide or accept gifts having an aggregate value of $ 100 per year to or from any person associated with a broker-dealer.

•	Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an employee reasonably expects to exceed a de minimis value must be approved in advance by the Compliance Officer.

•	Cash. No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

•	Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the Compliance Officer.

•	Union Officials. Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, employees must receive pre-approval for gifts and entertainment provided to such persons.

•	Reporting. Each employee must report to the Compliance Officer any gifts or entertainment received in connection with the employee’s employment that the employee reasonably believes exceeded the de minimis value. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee. The Compliance Officer also will keep records of any gifts and entertainment so reported.

•	Solicited Gifts. No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

H. Pay to Play Prohibitions

To the extent that the Firm provides or anticipates providing advisory services, directly or indirectly, to any pension plan that is run by a state or local government or any instrumentality thereof (referred to generally herein as a “public plan”), the activities of the Firm and its personnel may be subject to Rule 206(4)-5 issued by the Securities and Exchange Commission (the “SEC Rule”), the “pay to play” laws of the state or local government that runs the plan and internal pay to play provisions adopted by the plan. The policies and procedures herein are modeled upon the SEC Rule, which applies to the Firm’s activities vis-a-vis public plans throughout the country. These policies and procedures will be supplemented with the requirements of any state or local law or set of internal guidelines that is/are triggered by virtue of the Firm’s activities vis-a-vis a public plan in the particular state or locality.

1. Procedures

The Firm’s Compliance Officer shall he responsible for the implementation and enforcement of the following procedures. Any questions concerning these procedures should be directed to the Compliance Officer.

a. Limitations on Political Contributions

(1) The Firm is prohibited from making any contributions2 to any elected official3 with authority or influence regarding a public plan’s selection of an adviser or investment pool.

(2) The Firm’s managing member, executive officers,4 any other individuals with similar status or function, any employee who solicits public plan clients or investors and any person who supervises, directly or indirectly, such employee, and any Political Action Committee (“PAC”) controlled by the Firm or its covered associates (collectively, “covered associates”) are prohibited from making any contribution in excess of $350 per election per candidate for whom the contributor is entitled to vote and in excess of $150 per election per candidate for whom the contributor is not entitled to vote.

(3) Exception: The Firm will not be considered to have violated the SEC Rule for prohibitive contributions which were made prior to March 14, 2011. However, state, local or internal pay to play provisions may be triggered by contributions made prior to this date.

[2]	The SEC Rule defines ‘‘contribution” as including a gift, subscription, loan, advance, deposit of money, or anything of value made for the purposes of influencing the election for a Federal, State or local office, including any payments for debts incurred in such an election.
[3]	The SEC Rule defines “official” for purposes of the triggering contribution provisions as “any person (including an election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.”
[4]	The SEC Rule defines an “executive officer” of an investment adviser as (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of the investment adviser who performs a policy-making function; or (iv) any other person who performs similar policy-making functions for the adviser.

(4) List of Covered Persons: The Compliance Officer shall maintain a list of all Firm personnel who are subject to the above restrictions upon political contributions. Each person on the list shall be informed, in writing, of the restrictions that apply to them.

b. Contribution Clearance

All contributions by a covered associate must receive prior clearance by the Compliance Officer. Requests for clearance should be submitted at least 5 days prior to the desired date of contribution.

c. Ban on Use of Unregistered Third-Parties to Solicit Public Plan Clients

(1) The Firm or its covered associates shall not provide or agree to provide, directly or indirectly, payment5 to any third-party to solicit public plan clients for investment advisory services on its behalf, other than SEC-registered broker-dealers or advisers that are themselves subject to pay-to-play regulation (“regulated persons”). The Firm’s employees, managing member, or executive officers are not included in such prohibition from soliciting public plan clients but are still subject to the contribution limitations described herein.

(2) Exception: The Firm will not be considered to have violated the SEC Rule for payments made to unregistered third-parties to solicit public plan business prior to September 13, 2011. However, state, local or internal pay to play provisions may be triggered by payments made prior to this date.

d. No Solicitation or Coordination of Contributions

(1) The Firm and its covered associates are prohibited from soliciting6 or organizing other persons or PACs to make contributions to elected officials in a position to influence the selection of the Firm or to political parties in the state or locality where the Firm is providing or seeking public plan business.

(2) Exception: The Firm will not be considered to have violated the SEC Rule for coordinating contributions which were made prior to March 14, 2011. However, state, local or internal pay to play provisions may be triggered by the coordination of contributions that occurs prior to this date.

e. Ban on Circumvention Through Indirect Contributions

The Firm and its covered associates are prohibited from doing anything indirectly which, if done directly, would violate the SEC Rule. Therefore, the Firm and its covered associates are prohibited from using third-party solicitors, attorneys, family members or companies affiliated with the Firm to make contributions that would violate the SEC Rule.

[5]	The SEC Rule defines “payment” as any gift, subscription, loan, advance, or deposit of money or anything of value.
[6]	The SEC Rule defines “soliciting” as any communicating, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

f. Screening of Newly Hired or Promoted Employees

(1) The Firm is prohibited from hiring a new employee or promoting an existing employee from non-covered to covered associate if the employee’s job functions (i) include solicitation of advisory business and such employee has made a prohibited contribution within two years before being hired or promoted, or (ii) do not include solicitation of advisory business and such employee has made a prohibited contribution within six months before being hired or promoted.

(2) Prior to extending an offer of employment or promotion to any person whose prospective duties with the Firm would result in him or her being a covered associate, the Firm’s Compliance Officer shall obtain from that person a list of any and all contributions by that person during the previous two years or six months, as applicable.

(3) The Compliance Officer shall determine what, if any, impact the listed contributions would have on the Firm’s existing and potential business with public plan clients and shall inform the Firm’s senior management of such potential impact prior to the extension of any offer of employment to such person.

g. No Compensation for Advisory Services After Prohibitive Contribution

(1) If the Firm or any of its covered associates violate any of the prohibitions or limitations on contributions described herein, the Firm will be prohibited, pursuant to the SEC Rule, from receiving compensation for advisory services from such public plan for two years after such prohibited contribution. This is known as the “two-year time-out” provision. The Firm may have a fiduciary duty to continue providing advisory services to the public plan until such time as the public plan is able to replace the advisor.

(2) Exception: The SEC may waive the two-year time-out provision, upon a request for exemptive relief from the Firm, under circumstances where the Firm has discovered contributions after they were made and has provided persuasive objective evidence that no “pay to play” was intended.

(3) Exception: The Firm may also qualify for an exemption from the two-year time-out provision if a covered associate has made a contribution that inadvertently triggered the two-year time-out and: (a) the contribution was $350 or less per election and was made to an official for whom the contributor was not entitled to vote; (b) the Firm discovered the contribution within four months of it having been made; and (c) within 60 days of discovery, the contributor obtained the return of the contribution. The Firm is prohibited from claiming this exemption more than two times per 12-month period, and no more than once for each covered associate regardless of time period.

h. Recordkeeping Requirements

(1) The Firm is required to maintain records as to: (i) the names, titles, businesses and residential addresses of its covered associates; (ii) contributions made by the Firm and its covered associates to government officials (including candidates), state or local political parties and PACs; and (iii) public plan clients and investors in pooled investment vehicles to which the Firm has provided advisory services within the past five years. In addition, the Firm is required to maintain records of the compensation that it has paid to SEC-registered broker-dealers and advisers for the solicitation of public plan clients or public plan investors in pooled investment vehicles managed by the Firm.

(2) Exception: The SEC Rule does not require the Firm to look back for the five years prior to March 14, 2011 to identify former public plans the Firm has advised.

(3) Exception: The SEC Rule does not require the Firm to keep records of the regulated persons/entities that solicited public plans for investment advisory services on the Firm’s behalf prior to September 13, 2011.

i. Limited Application to Registered Investment Companies

The SEC Rule generally applies with respect to public plan investments in pooled investment vehicles managed by the Firm. The Rule’s application to registered investment companies, however, is limited to those registered investment companies that are listed as investment options of a government-sponsored 529 plan or similar plan that is participant-directed.

j. Other Applicable Laws, Rules and Regulations

In addition to the SEC Rule, the Compliance Officer shall be responsible for ensuring that the Firm is in compliance with (i) any laws, rules or regulations in the state or municipality in which a public plan is located, and (ii) any internal guidelines or requirements of the public plan itself which relate to pay to play practices (e.g., an outright ban on the use of third-party placement agents).

I. Reporting Violations

Every employee must immediately report any violation of the Code to the Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

J. Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;

•	The Compliance Officer believes that the exception would not harm or defraud a client, violate the general principles stated in the Code or compromise the employee’s or the Firm’s fiduciary duty to any client; and

•	The employee provides any supporting documentation that the Compliance Officer may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

K. Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee;

•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.

•	A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of our Code in Part 2 of our Form ADV and, upon request, furnish investors in the clients with a copy of the Code. The Compliance Officer will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors who request a copy.

L. Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer, in consultation with outside counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

M. Acknowledgment of Receipt and Compliance

The Firm will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such employee has received and reviewed, and understands, the Code.

Adopted this          day

of                     , 20    .

EXHIBIT A

HOLDINGS REPORT

Name of Access Person:

Date of Submission:

Type of Report (check one):	Initial Holdings Report (submitted within 10 days after becoming an access person)
Annual Holdings Report (submitted annually)

I. Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II. Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

EXHIBIT B

QUARTERLY TRANSACTION REPORT

Name of Access Person:

Date of Submission:

I. Transactions

Trade Date and Transaction Type	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended             of covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

B-1